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                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
New Century Financial Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-36129, 333-32709, 333-68467 and 333-53665) on Form S-8 of New Century
Financial Corporation of our report dated February 2, 2000 except as to notes 8 and 22 to the consolidated financial statements, which are as of March 28, 2000, relating to the consolidated balance sheets of New Century Financial Corporation and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K/A of New Century Financial Corporation.

                                                KPMG LLP


Orange County, California
March 30, 2000